Exhibit 99.1

FOR RELEASE – August 3, 2017 – 7:00 am (EST)

AETI reports repricing of Preferred Stock conversion price and exercise price of Common Stock Purchase Warrants

HOUSTON, August 3, 2017 - American Electric Technologies, Inc. (NASDAQ: AETI) (the “Company”), a leading supplier of power delivery solutions for the global energy industry, today reported that it has entered into a repricing agreement with the holder of its Series A Convertible Preferred Stock and related Common Stock Purchase Warrants to adjust the initial conversion price of the Convertible Preferred Stock and the initial exercise price of the related Common Stock Purchase Warrants which were originally issued in 2012.

Because a representative of the holder of the Series A Preferred Stock and the Common Stock Purchase Warrants, Casey Crenshaw, has been a director of the Company from the original issuance of the Preferred Stock and Warrants in 2012, the repricing agreement was approved by a special conflicts committee of the Company’s Board of Directors composed of three of its independent Directors.

The following is a description of the major terms of the repricing agreement. The full text of the repricing agreement will be filed with the SEC as an exhibit to Form 8-K shortly.

Revised Initial Conversion Price of Series A Preferred Stock

Pursuant to the repricing agreement each share of Preferred Stock will be initially convertible, at the option of the holder, into one (1) share of common stock at a conversion price of $2.26 per share of common stock, so that the outstanding Series A Preferred Stock are currently convertible into an aggregate of 2,212,389 shares of common stock.

Revised Initial Exercise Price of the Warrants

Pursuant to the repricing agreement, the outstanding Series A Warrants will be exercisable for 125,000 shares of common stock at an initial exercise price of $2.72 per share and the outstanding Series B Warrants will be exercisable for 200,000 shares of common stock at an initial exercise price of $3.17 per share.

Limitations on Issuance and Voting

In order to comply with the rules of the NASDAQ Stock Market, the Repricing Agreement prohibits the issuance of more than 19.99% of our common stock or voting power outstanding to the Investor as of the date of the Repricing Agreement without stockholder approval. The Company has agreed to seek the approval of its stockholders as soon as practicable. In the event that stockholder approval is received and the Investor were to convert all of its Series A Preferred Stock into common stock and exercised all of its Common Stock Purchase Warrants for cash, the Investor would be issued more than 19.99% of our common stock and voting power as of the date of the Repricing Agreement.

American Electric Technologies, Inc. (NASDAQ:AETI) is a leading provider of power delivery solutions to the global energy industry. AETI offers M&I Electric™ power distribution and control products, electrical services, and construction services.

AETI is headquartered in Houston and has global sales, support and manufacturing operations in Beaumont, Texas and Houma, Louisiana; and Rio de Janeiro, Macaé and Belo Horizonte, Brazil. In addition, AETI has minority interests in two joint ventures, which have facilities located in Xian, China and Singapore. AETI’s SEC filings, news and product/service information are available at www.aeti.com.

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Investor Contact:

American Electric Technologies, Inc.

Bill Brod

713-644-8182

investorrelations@aeti.com